UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 17, 2014

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 17, 2014, SBA Communications Corporation (“SBA”) entered into a Purchase Agreement (the “Purchase Agreement”) under which SBA agreed to sell $750,000,000 aggregate principal amount of its 4.875% Senior Notes due 2022 (the “Notes”) to J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein. The Notes will have an interest rate of 4.875% and will be issued at a price of 99.178% of their face value. SBA expects the closing of the Notes to occur on July 1, 2014. SBA intends to use the net proceeds from this offering (1) to redeem the aggregate principal amount outstanding of the 8.25% Senior Notes due 2019 (the “8.25% Notes”), which are redeemable, upon notice of not less than 30 days, as of August 15, 2014 and (2) to pay SBA’s conversion obligations with respect to approximately $121 million aggregate principal amount of the 4.0% Convertible Senior Notes due 2014 (the “4.0% Notes”). All remaining net proceeds will be used for general corporate purposes. SBA anticipates that its general corporate purposes will include an early unwind of a portion of the outstanding warrants underlying its 4.0% Notes for cash and paying in cash a portion of the principal amount outstanding of its 4.0% Notes upon their conversion.

The Purchase Agreement contains customary representations, warranties, conditions to closing, indemnification rights and obligations of the parties.

The description above is qualified in its entirety by the Purchase Agreement which is being filed with this Form 8-K.

SBA and certain of its affiliates have previously entered into commercial financial arrangements with each of the initial purchasers, and/or their respective affiliates, and each of these entities and/or its affiliates has in the past provided financial, advisory, investment banking and other services to SBA and its affiliates. Specifically, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Deutsche Bank Securities Inc., The Royal Bank of Scotland PLC, an affiliate of RBS Securities Inc., and TD Securities (USA) LLC, serve as Co-Incremental Tranche B-1 Term Loan Documentation Agents, Citigroup Global Markets Inc. and Barclays Bank PLC, an affiliate of Barclays Capital Inc., serve as Incremental Tranche B-1 Term Loan Syndication Agents and Toronto Dominion (Texas) LLC, an affiliate of TD Securities (USA) LLC, serves as Administrative Agent under SBA’s Senior Credit Agreement. In addition, each of the initial purchasers or its affiliates serves as a lender under SBA’s Senior Credit Agreement. Certain of the initial purchasers or their affiliates may hold a portion of the 8.25% Notes and 4.0% Notes from time to time and, accordingly, may receive a portion of the net proceeds of this offering.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference herein.

Item 8.01 Other Events.

On June 17, 2014, SBA issued a press release announcing the pricing of its $750 million aggregate principal amount of Notes. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.9	Purchase Agreement, dated June 17, 2014, between SBA Communications Corporation and J.P. Morgan Securities LLC, as representative of the several initial purchasers listed on Schedule 1 thereto.

99.1	Press release issued by SBA Communications Corporation on June 17, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Brendan T. Cavanagh
Brendan T. Cavanagh
Executive Vice President and Chief Financial Officer

Date: June 23, 2014